Exhibit 4.1

EXECUTION COPY

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”) to that certain Second Amended and Restated Rights Agreement, dated as of April 26, 2002 (the “Rights Agreement”), is made and effective as of March 10, 2010, by and between Dakota Growers Pasta Company, Inc., a North Dakota corporation (f/k/a Dakota Growers Restructuring Company, Inc., the “Company”), and Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, National Association) (the “Rights Agent”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Company intends to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), by and among the Company, Agricore United Holdings Inc., a Delaware corporation (“Parent”), and Bluebird Acquisition Corporation, a North Dakota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which (x) Merger Sub shall commence a cash tender offer (the “Offer”) to acquire all of the outstanding shares of (i) common stock, par value $0.01 per share, of the Company (the “Common Shares”) and (ii) Series D Non-Cumulative Delivery preferred stock, par value $.01 per share of the Company (the “Series D Shares”) and (y) following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, in each case on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may and the Rights Agent shall, if so directed by the Company, from time to time supplement or amend the Rights Agreement without the approval of any holders of the Common Shares or Right Certificates to change or supplement any provision in the Rights Agreement in any manner the Company may deem necessary or desirable;

WHEREAS, the board of directors of the Company (the “Board”) has determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement in the manner set forth herein to exempt the Merger Agreement and the Offer, the Merger and the other transactions contemplated therein from the application of the Rights Agreement;

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof in the manner set forth herein to accomplish such purpose.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

1.                                       Defined Terms.  Section 1 of the Rights Agreement is hereby amended as follows:

(a)                                  Amendment to Definition of Acquiring Person.  The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub nor any of their respective existing or future Affiliates, individually or collectively, shall become or be deemed to have become an Acquiring Person solely by virtue of (i) the approval, execution, delivery or adoption of the Merger Agreement or the Support Agreements; (ii) the public or other announcement of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the Support Agreements; (iii) the commencement of the Offer or the extension or amendment thereof from time to time in accordance with the terms of the Merger Agreement; (iv) the acquisition of Common Shares by Parent, Merger Sub or their respective existing or future Affiliates in accordance with the provisions of the Merger Agreement; or (v) the consummation of the Offer (as the Offer may be amended and/or extended from time to time or during any subsequent offering period in accordance with the terms of the Merger Agreement), the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements.”

(b)                                 Amendment to Definition of Share Acquisition Date.  The definition of “Share Acquisition Date” set forth in Section 1(n) of the Rights Agreement is hereby amended and supplemented by adding the following proviso at the end of such section:

“provided, however, that a Share Acquisition Date shall not occur or be deemed to have occurred as a result of any Exempt Event.”

(c)                                  Additional Defined Terms.  Section 1 of the Rights Agreement is hereby amended by adding the following paragraphs (p), (q), (r), (s), (t), (u) and (v):

“(p)                           “Exempt Event” shall mean each of the events described in clauses (i) through (v) of the last sentence of the definition of “Acquiring Person”.

(q)                                 “Merger” shall have the meaning ascribed thereto in the Merger Agreement.

(r)                                    “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Parent and Merger Sub, as the same may be amended from time to time.

(s)                                  “Merger Sub” shall have the meaning ascribed thereto in the Merger Agreement.

(t)                                    “Offer” shall have the meaning ascribed thereto in the Merger Agreement.

(u)                                 “Parent” shall have the meaning ascribed thereto in the Merger Agreement.”

(v)                                 “Support Agreement” shall have the meaning ascribed thereto in the Merger Agreement.

2.                                       Amendment to Section 3(a) of the Rights Agreement.  Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of an Exempt Event.”

3.                                       Amendment to Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended:

(a)                                  by deleting the word “or” immediately preceding clause (iii) and replacing it with a comma and by adding the following at the end of clause (iii):

“or (iv) immediately prior to the Effective Time (as such term is defined in the Merger Agreement), and at the Effective Time the Rights Agreement shall be terminated and be of no further force and effect.”; and

(b)                                 by adding the following sentence at the end thereof:

“Notwithstanding anything to the contrary in this Agreement, an Exempt Event shall not be deemed to be an event that causes the Rights to become exercisable under the provisions of this Section 7 or otherwise.”

4.                                       Amendment to Section 11(a)(ii) of the Rights Agreement.  Section 11(a)(ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything to the contrary in this Agreement, no Exempt Event shall be deemed to constitute an event of the type described in this Section 11(a)(ii) or cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii).”

5.                                       Amendment to Section 13 of the Rights Agreement.  Section 13 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything to the contrary in this Agreement, no Exempt Event shall be deemed to constitute an event of the type described in this Section 13 or cause the Rights to be adjusted or become exercisable in accordance with this Section 13 or otherwise be subject to any of the restrictions contained in this Section 13.”

6.                                       Amendment to Section 29 of the Rights Agreement.  Section 29 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any registered holder of the Rights Certificates (and, prior to the Distribution Date, the registered holders of Common Shares) any legal or equitable right, remedy or claim under this Agreement in connection with any Exempt Event.”

7.                                       Termination.  If the Merger Agreement is terminated for any reason, (i) this Amendment shall immediately thereupon be of no further force and effect and the amendments contained herein shall be deemed to have not been made to the Rights Agreement and (ii) the Rights Agreement shall remain exactly the same as it existed prior to this Amendment.  If the Merger Agreement is terminated for any reason, the Company shall notify the Rights Agent in accordance with Section 26 of the Rights Agreement.

8.                                       Effectiveness.  This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement.  Except as amended by this Amendment, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

9.                                       Severability.  If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

10.                                 Counterparts.  This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.                                 Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of North Dakota and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

12.                                 Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

13.                                 Further Assurances.  Each of the parties to this Amendment shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

DAKOTA GROWERS PASTA COMPANY, INC. (f/k/a DAKOTA GROWERS RESTRUCTURING COMPANY, INC.)

By:	/s/ Timothy J. Dodd
Name: Timothy J. Dodd
Title: President

WELLS FARGO BANK, N.A. (F/K/A WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION)

By:	/s/ Cindy Gesme
Name: Cindy Gesme
Title: Vice President

[Signature Page to Amendment to Rights Agreement]